Exhibit 10.10

THE TORO COMPANY
DEFERRED COMPENSATION PLAN FOR OFFICERS

Amended and Restated Effective January 1, 2017

PAGE i

10.6	Inspection	17
10.7	Withholding	17
10.8	Voting of Stock	17
10.9	Singular and Plural	17
10.10	Severability	18
10.11	Discharge of Obligations	18
10.12	Governing Law	18
10.13	Successors	18
10.14	No Assurance of Tax Consequences	18
10.15	Code Section 409A	18

PAGE ii

THE TORO COMPANY
DEFERRED COMPENSATION PLAN FOR OFFICERS
Amended and Restated Effective January 1, 2017
The Toro Company hereby amends and restates its Deferred Compensation Plan for Officers, most recently amended and restated effective January 1, 2009. This amendment and restatement continues to apply to all amounts deferred on or after January 1, 2005. All grandfathered amounts earned and vested as of December 31, 2004 shall continue to be governed by the 2004 Plan document in accordance with then applicable IRS guidance. All amounts earned or vested from January 1, 2005 through December 31, 2008 shall be governed by the terms of the Plan document, as modified by the operations of the Plan during such period in accordance with Code Section 409A and then applicable IRS guidance (including transition relief).
The Plan is an unfunded retirement plan maintained by The Toro Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). Specifically, selected employees of the Company are provided the opportunity to defer receipt of Performance Shares that may be payable under the Performance Share Plan through credits under the Plan in the form of Units and distribution in the form of Common Stock.
I.    DEFINITIONS
When used in the Plan, the following terms have the meanings indicated unless a different meaning is plainly required by the context:
“2004 Plan” means the terms of The Toro Company Deferred Compensation Plan for Officers in place as of December 31, 2004.
“Account” means a book entry account established and maintained in the Company’s records in the name of a Participant pursuant to Article III of the Plan, and includes Retained Units Accounts, Matching Units Accounts and Performance Share Units Accounts.
“Administrator” is defined in Section 7.1.
“Affiliate” means all persons with whom the Company would be considered a single employer under Code section 414(b) or 414(c).
“AMIP II” means, for cash performance awards issued prior to March 16, 2010, The Toro Company Annual Management Incentive Plan II, as amended from time to time, and any successor plan designated as such by the Board.
“Award Term” means the performance period established for an award granted under the Performance Share Plan.
“Board” means the Board of Directors of the Company.

“Beneficiary” means the person or persons selected by the Participant to receive the benefits provided under the Plan in the event of the Participant’s death as provided in Article VI.
“Bonus Plan” means the annual performance awards granted under The Toro Company Amended and Restated 2010 Equity and Incentive Plan, as amended from time to time, and any successor plan designated as such by the Board.
“Change Election” means a Participant’s election under Section 5.2(c) to change the method of payment of amounts payable under the Plan, made in the manner prescribed by the Administrator.
“Change of Control” means:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifteen percent (15%) or more of either (i) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifteen percent (15%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such

Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, including, when the context requires, all regulations, interpretations and rulings issued thereunder.
“Committee” means the Compensation and Human Resources Committee of the Board, or any successor committee, and its delegates with respect to the Plan.
“Common Stock” means the Company’s common stock, par value $1.00 per share, and the related preferred share purchase rights, as such shares may be adjusted in accordance with the Performance Share Plan.
“Common Stock Units Account” means an Account denominated in Units (including fractions) that are credited in accordance with Section 3.3 and includes the Retained Units Account, the Matching Units Account and the Performance Share Units Account.
“Company” means The Toro Company, a Delaware corporation. Except as used in Articles VII and VIII, “Company” also includes any participating Subsidiary.
“Deferral Election” means a Participant’s election under Section 2.3, made in a manner prescribed by the Administrator.
“Disability” means the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Company employees because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (c) determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; or (d) determined to be disabled in accordance with the Company’s long term disability plan, provided that such plan’s definition complies with Treasury Regulation Section 1.409A-3(i)(4).

“Eligible Officer” means an Employee who is granted a Performance Share Award.
“Employee” means (a) an officer of the Company or a Subsidiary or (b) any other employee of the Company or a Subsidiary who is determined by the Company to be a member of a select group of management or highly compensated employees.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Fair Market Value” means the closing price of one share of Common Stock as reported by the New York Stock Exchange, except that where a different meaning is established in the Performance Share Plan for any particular purpose, that meaning shall govern for that purpose.
“Fiscal Year” means the fiscal year of the Company, which begins on November 1 and ends on the following October 31.
“IRS” means the Internal Revenue Service.
“Matching Units Account” means an Account previously established under the Plan in connection with AMIP II compensation, with entries denominated in Units (including fractions), but to which no additional Units may be credited, except with respect to additional Units (or fractions thereof) equal in value to dividends paid on an equivalent value of Common Stock, if any, in accordance with Section 3.3(c).
“Participant” means an Eligible Officer who delivers a Deferral Election in accordance with Sections 2.2 and 2.3 and for whom amounts are actually credited to an Account. An individual shall not cease to be a Participant if the person ceases to be an Eligible Officer, as long as amounts remain credited to such Participant’s Accounts. A Beneficiary, a spouse or former spouse, or an executor or personal administrator of a Participant’s estate shall not be treated as a Participant even if such individual or the Participant’s estate has an interest in the Participant’s benefits under the Plan.
“Performance Shares” are rights to receive shares of Common Stock or Units, awarded under the Performance Share Plan.
“Performance Share Units Account” means an Account with entries denominated in Units that are credited in accordance with Section 3.3.
“Performance Share Award” means the award that sets forth the number of Performance Shares granted to an Eligible Officer under the Performance Share Plan.
“Performance Share Plan” means The Toro Company Amended and Restated 2010 Equity and Incentive Plan, as amended from time to time, and any successor plan designated as such by the Board. For performance-based equity awards granted prior to March 16, 2010, Performance Share Plan means The Toro Company Performance Share Plan.
“Plan” means the Deferred Compensation Plan for Officers, as set forth in this document and amended from time to time.

“Plan Year” means the calendar year.
“Retirement Plan” means The Toro Company Investment, Savings and Employee Stock Ownership Plan or any successor or replacement plan.
“Retained Units Account” means an Account previously established under the Plan in connection with AMIP II compensation, with entries denominated in Units (including fractions), but to which no additional Units may be credited, except with respect to additional Units (or fractions thereof) equal in value to dividends paid on an equivalent value of Common Stock, if any, in accordance with Section 3.3(c).
“Separation from Service” means any termination of employment with the Company and all Affiliates due to retirement, death, disability, resignation, termination or other reason, provided, however, that no Separation from Service is deemed to occur while a Participant is on a bona fide leave of absence that does not exceed six months, or if longer, the period during which the Participant’s right to reemployment with the Company or any Affiliate is provided by statute or by contract. A Separation from Service shall also include such other change in employment status that constitutes a “separation from service” under Code section 409A.
“Specified Employee” means, for purposes of complying with the requirements of Code section 409A(a)(2)(B)(i) (relating to the 6-month delay of benefit distribution payable on account of a Separation from Service), a Participant who is a key employee as defined in Code section 416(i) (without regard to Code section 416(i)(5)) of the Company or any Affiliate at any time during the calendar year ending December 31, shall be treated as a Specified Employee for the entire 12-month period beginning on the next following April 1. For calendar years ending prior to January 1, 2017, a Participant will be treated as a key employee during a calendar year if the Participant was an elected officer at any time during the calendar year. For calendar years beginning on or after January 1, 2017, a Participant will be treated as a key employee if the Participant was an officer as defined for purposes of Section 16 of the Securities Exchange Act of 1934 at any time during the calendar year.
“Subsidiary” means any corporation that is a component member of the controlled group of corporations of which the Company is the common parent. Controlled group shall be determined by reference to Section 1563 of the Code but shall include any corporation described in Section 1563(b)(2) thereof.
“Trust” means the trust established or maintained by the Company that may be used in connection with the Plan to assist the Company in meeting its obligations under the Plan.
“Trustee” means the corporation or person or persons selected by the Company to serve as Trustee for the Trust.
“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, (a) imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medications, may constitute an Unforeseeable Emergency; (c) the need to pay for the funeral expenses of a spouse, a Beneficiary or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) may also constitute an Unforeseeable Emergency; and (d) the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.
“Unit” means a denomination that has a value equal to one share of Common Stock, subject to adjustment by the Committee as contemplated by Section 3.3(b) of the Plan.
II.    ELIGIBILITY; PARTICIPATION; DEFERRAL

2.1	Eligibility
An Eligible Officer is eligible to participate in the Plan.

2.2	Participation
An Eligible Officer may become a Participant in the Plan by executing and delivering to the Administrator, or its delegate, a Deferral Election as provided under Section 2.3.

2.3	Deferral Election
(a)    Performance Share Award. An Eligible Officer may elect to defer Performance Shares that may be delivered in settlement of a Performance Share Award by completing and submitting a Deferral Election to the Administrator, or its delegate, on or before the date that is the last day of the Fiscal Year immediately prior to the commencement of the last Fiscal Year of the Award Term to which the Performance Share Award relates, provided that the Eligible Officer performs services continuously from the later of the beginning of the Award Term or the date the performance goals are established by the Committee through the date an election is made. In no event may a Deferral Election be made after such compensation has become “readily ascertainable” as defined in Treasury Regulation Section 1.409A-2(a)(8).
(b)    Amount to be Deferred. A Deferral Election may designate up to 100% of the Performance Shares in a Performance Share Award to be deferred.
(c)    Effectiveness. Following delivery, a Deferral Election under this Section 2.3 will be effective and irrevocable upon the latest date it may be made under Section 2.3(a).
(d)    Cancellation of Deferral Election Upon 401(k) Hardship. Notwithstanding the foregoing, in the event that a Participant has received a hardship distribution during the Plan Year from any defined contribution plan with a Code section 401(k) cash or deferred arrangement maintained by the Company or any Affiliate, the Participant’s deferrals to be credited under the Plan shall be canceled through the end of the current Plan Year, or the end of the subsequent Plan Year if the six-month period under Treasury Regulation Section 1.401(k)-l(d)(3)(iv)(E)(2) does not end in the current Plan Year.

III.    PARTICIPANTS’ ACCOUNTS

3.1	General
The Company shall establish and maintain an Account, and appropriate subaccounts, for each Participant and shall credit such Accounts as provided under this Article III.

3.2	Deferral Credits
(a)    Credit to Account. Amounts deferred by a Participant under Section 2.3(a) shall be credited to the Participant’s Performance Share Units Account.
(b)    Certification Required. No Units or other amount shall be credited to the Participant’s Performance Share Units Account with respect to any Performance Share Award until the Committee has certified in writing as required by the Performance Share Plan that the performance goals established with respect to such award have been achieved and Performance Shares in such award have vested.
(c)    Number of Units to be Credited. The number of Performance Share Units to be credited to a Participant’s Performance Share Units Account with respect to a Performance Share Award shall be the portion of the total number of Performance Shares in the award that is subject to the Deferral Election.

3.3	Account
(a)    Separate Accounts. The value of each of a Participant’s Retained Units Account and Matching Units Account, if any, and Performance Share Units Account shall be accounted for separately.
(b)    Account Value. Subject to the provisions of this Section 3.3(b), the value of Units in a Participant’s Common Stock Units Account shall fluctuate with the Fair Market Value of the Common Stock. In the event of a corporate transaction involving the Company (including, without limitation, any merger, consolidation, recapitalization, reorganization, split off, spin off, reclassification, combination, stock dividend, stock split, reverse stock split, repurchase, exchange, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or change in the corporate structure of the Company affecting the Common Stock, or a sale by the Company of all or part of its assets or any distribution to stockholders other than a normal cash dividend), the Committee shall adjust Accounts to preserve their benefits or potential benefits. Action by the Committee may include (i) appropriate adjustments in the number of Units then credited to an Account; (ii) conversion of Units to other new or different securities into which the Common Stock may be converted; (iii) conversion to a cash balance, or (iv) any other adjustment the Committee determines to be equitable and consistent with the purposes of the Plan. In the event that Common Stock is converted into cash in connection with a corporate transaction described in this Section 3.4(b), the value of the Units in any Account shall be converted to a dollar amount by multiplying the number of Units in each Account by the Fair Market Value of a share of Common Stock on the date of the corporate transaction, and such cash amounts shall thereafter be credited with interest at a rate and in a manner determined by the Company to be consistent with the average prime rate of interest charged by U.S. Bank, National Association to its individual borrowers. If the Trust is funded in the event of a Change of Control, the Trustee shall have authority to change the method of determining the interest crediting rate.

(c)    Dividends. In the event that the Company pays dividends on its Common Stock, each Common Stock Units Account shall be credited with additional Units (including fractions). The number of additional Units to be credited shall be determined by dividing the aggregate dollar value of the dividends that would be paid on the Units, if such Units were Common Stock, by the Fair Market Value of one share of the Common Stock on the dividend payment date.

3.4	Continuation of Accounts
Notwithstanding that a Participant ceases to be an Eligible Officer, any Accounts established for such Participant shall continue to be maintained until distribution in accordance with the Plan and the Participant’s Deferral Election.
IV.    VESTING
All amounts credited to a Participant’s Accounts shall be 100% vested at all times.
V.    DISTRIBUTIONS

5.1	Distributable Events
Benefits shall be payable under the Plan to or on behalf of a Participant, in accordance with the elections made by the Participant under the Plan, on account of the earliest to occur of the following events:
(a)    death;
(b)    Disability;
(c)    Separation from Service (other than on account of death); or
(d)    the specified date under Section 5.3(a).
Benefit payments shall be made or commenced as provided under Section 5.4.

5.2	Distribution of Benefits
(a)    Value of Benefits. In the event a Participant becomes eligible to receive a payment under the Plan, the Participant shall be entitled to receive the value of all the Participant’s Accounts for which a benefit distribution is required.
(b)    Election of Method of Payment. Benefits payable to a Participant or, in the event of the Participant’s death, to the Participant’s designated Beneficiary under the Plan, shall be paid in accordance with one of the available methods of payment referred to in Section 5.2(d) in accordance with the Participant’s initial Deferral Election unless such Participant has elected to change the method of payment in accordance with Section 5.2(c).

(c)    Change in Election of Method of Payment. A Participant may change the method of payment by electing another method available under the Plan by completing and submitting a Change Election to the Administrator, or its delegate, at any time up to one year before the date of the Participant’s Separation from Service; provided, however, that a Participant may make only one such Change Election with respect to each applicable Plan Year deferral. Such Change Elections are also subject to the following: (i) any change shall not take effect until at least 12 months after the date on which the election change is made, and (ii) in the case of a Change Election relating to payments other than on account of an Unforeseeable Emergency, death or Disability of the Participant, the payment shall be deferred for a period of not less than five years after the date such payment would otherwise have been paid (or in the case of installment payments treated as a single payment, five years after the date the first installment would otherwise have been paid); and (iii) with respect to the fixed date distribution under 5.3(a) or installment distributions, the election is made at least 12 months prior to the date of the first scheduled payment.
(d)    Available Methods of Payment. Available methods of payment are (i) substantially equal annual, quarterly or monthly installment payments over a period not to exceed ten years or (ii) a single lump-sum distribution. The amount of a Participant’s substantially equal installment payment will be determined when benefits commence and re-determined each subsequent January by dividing (i) the balance of the Participant’s Account that is subject to the installment distribution at the end of the month preceding the month in which the first payment for the calendar year is to be made by (ii) the number of installment payments remaining to be made.
(e)    Absence of Election of Method of Payment. If a Participant fails to elect a method of payment in the Participant’s initial Deferral Election, benefits payable under the Plan to or on behalf of a Participant shall be paid in a single distribution to the Participant, or in the event of the Participant’s death, to the Participant’s designated Beneficiary under the Plan. Any change in this default election must comply with Section 5.2(c).
(f)    Death of Beneficiary. If a Beneficiary dies before the Beneficiary’s interest in the Participant’s Account is distributed in full, the remaining Account balance will be paid as soon as practicable in a single lump sum payment to the personal representative (executor or administrator) of the Beneficiary’s estate.

5.3	Other Distributions
(a)    Specified Date Distributions. A Participant may elect, in the Participant’s Deferral Election with respect to such deferrals credited to the Participant’s Account, to receive a single sum distribution of the Participant’s Account in a specified year no earlier than two years following the year to which such Deferral Election applies.
(b)    Unforeseeable Emergency Distribution. A Participant who incurs an Unforeseeable Emergency, as determined by the Administrator based on the relevant facts and circumstances, may make a written request to the Administrator for a hardship withdrawal from the Participant’s account. Upon receiving such a request, the Administrator (i) shall cancel a Participant’s deferrals under the Plan for the remainder of the Plan Year, and (ii) may make a distribution from the Participant’s account. Withdrawals of amounts because of an Unforeseeable Emergency are permitted to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

5.4	Commencement of Distributions
Payment of a benefit shall begin in accordance with the provisions of this Section 5.4.
(a)    Death or Disability. If a benefit is payable because of a Participant’s Disability, payment shall begin on the 15th day of the first month immediately following the month in which the determination of Disability is made. If a benefit is payable because of a Participant’s death, payment shall begin on or after the 15th day of the first month immediately following the month in which the death occurred, but not later than the last day of the calendar year immediately following the calendar year in which the Participant’s death occurred.
(b)    Other Termination. Subject to Section 5.6, if a benefit is payable because of a Participant’s Separation from Service with the Company and all Affiliates for any reason other than death, payment shall begin in the January immediately following the calendar year in which the Separation from Service occurs.
(c)    In-Service Distribution. If a Participant has properly made a specified date distribution election under Section 5.3(a), which is triggered under Section 5.1, payment shall be made in the January of the calendar year in which the Participant has elected to receive the in-service distribution, as set forth in Participant’s Deferral Election.

5.5	Form of Payment
If a benefit is payable to or on behalf of a Participant under the Plan, vested Units in the Participant’s Common Stock Units Account shall be distributed in the form of an equal number of shares of Common Stock, and any vested fractional Unit, in the discretion of the Administrator, may be converted into a cash payment based on the Fair Market Value of the Common Stock immediately prior to distribution. Common Stock to be distributed under this Plan shall be issued under the Performance Share Plan, subject to all the terms and conditions of the Performance Share Plan; provided that any shares issued as a result of the crediting of dividends under Section 3.3(c) after March 16, 2010 will be issued under The Toro Company Amended and Restated 2010 Equity and Incentive Plan, or, if designated by the Board, a successor to such plan. The terms contained in the Performance Share Plan are incorporated by reference into and made a part of this Plan with respect to such shares of Common Stock distributed under this Plan. In the event of any actual or alleged conflict between provisions of the Performance Share Plan and the provisions of this Plan, the Performance Share Plan shall be controlling.

5.6	Six-Month Delay for Payments to Specified Employee
In the case of a Participant who is a Specified Employee as of the date of the Participant’s Separation from Service, all payments under the Plan to which the Participant is otherwise entitled due to Separation from Service shall not be made or commenced prior to the first day of the month after six months have elapsed since the Participant’s Separation from Service (or, if earlier, the date of death of the Specified Employee) as required under Treasury Regulation Section 1.409A-3(i)(2). For purposes of complying with the preceding sentence, the delay in the distribution of the first payment will be applied to each payment to which the Specified Employee is otherwise entitled upon a Separation from Service.

5.7	Acceleration or Delay of Distribution
The Administrator in its sole discretion may exercise discretion to accelerate or delay the distribution of any payment under this Plan, if, and only to the extent, allowed under Code section 409A.

VI.    BENEFICIARY DESIGNATION
Each Participant shall have the right to designate one or more Beneficiaries (including primary and contingent Beneficiaries) to receive any benefits payable under the Plan. A Participant shall have the right to change a Beneficiary by designating a new Beneficiary in a manner and on a form approved by the Administrator.
If a Participant fails to designate a Beneficiary or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then payment shall be made to the personal representative (executor or administrator) of the Participant’s estate.
VII.    ADMINISTRATION OF THE PLAN

7.1	Administrator
The Company shall be the Administrator of the Plan. The Committee shall act on behalf of the Company with respect to the administration of the Plan and may delegate authority with respect to the administration of the Plan to a committee, a person or persons as it deems necessary or appropriate for the administration and operation of the Plan, including the Vice President, Human Resources and the Vice President, Secretary and General Counsel, which such officers may further delegate authority with respect to the administration of the Plan. It is the Company’s intention that, with respect to Participants subject to Section 16 of the Securities Exchange Act of 1934, transactions under the Plan will comply with all applicable requirements of Rule 16b-3 or its successors and with any Company policy with respect to insider trading. To the extent any action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

7.2	Authority of Administrator
The Administrator shall have the authority, duty and power to interpret and construe the provisions of the Plan in its sole discretion and as it deems appropriate; to adopt, establish and revise rules, procedures and regulations relating to the Plan; to determine the conditions subject to which any benefits may be payable; to resolve all questions concerning the status and rights of Participants and others under the Plan, including, but not limited to, eligibility for benefits; and to make any other determinations necessary or advisable for the administration of the Plan. The Administrator shall have the duty and responsibility of maintaining records, mailing the requisite calculations and disbursing payments hereunder. The determinations, interpretations, regulations and calculations of the Administrator shall be final and binding on all persons and parties concerned.

7.3	Operation of Plan
The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Company shall be responsible for the payment of expenses incurred in the administration of the Plan. The Administrator shall be responsible for determining eligibility for payments and the amounts payable pursuant to the Plan. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by or on behalf of the Company with respect to the Plan.

7.4	Claims Procedures
The Company intends to make payments under the Plan without requiring that a Participant submit a claim form. However, a Participant who believes a payment is due under the Plan may submit a claim for payments. For claims procedure purposes, the Administrator shall administer the claims process on behalf of the Company. The procedures in Section 7.4 are intended to comply with Section 503 of ERISA and Section 2560.503-1 of the Department of Labor Regulations and pertain to claims by Participants and Beneficiaries (“claimants”) for Plan benefits, consideration of such claim and review of claim denials. For these purposes, a “claim” is a request for benefits under the Plan and must be made by the claimant in writing filed with the Administrator and must state the claimant’s name and the nature of the benefits payable. A claim is filed when the requirements of these procedures have been met.
(a)    If a claim is wholly or partially denied, notice of the decision, meeting the requirements of Section 7.4(b), shall be furnished to the claimant within a reasonable period of time after receipt of the claim by the Company. If notice of the denial of a claim is not furnished in accordance with this Section 7.4(a) within a reasonable period of time, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described in Section 7.4(c). For purposes of this Section 7.4(a), the period of time for notification to the claimant will not exceed 90 days (45 days for Disability claims) after receipt of the claim by the Company, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period (45 days for Disability claims). In no event shall such extension exceed a period of 90 days (30 days for Disability claims) from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision (see the paragraph below for the contents of the extension notice with respect to Disability claims).

In addition, with respect to Disability claims, if, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. Both notices of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.
(b)    The Administrator shall provide to every claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit a claim for review; and

(v)
in the case of an adverse benefit determination regarding Disability benefits, if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either a copy of the specific rule, guideline, protocol or other similar criterion or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the claimant upon request.

(c)    If a claim is denied in whole or in part and if the claimant is dissatisfied with the disposition of the claim, the claimant or the claimant’s duly authorized representative shall have a reasonable opportunity to appeal the denied claim to the Administrator or to a person designated by the Administrator, and shall have a full and fair review of the claim and its denial. Under this review procedure, a claimant or the claimant’s duly authorized representative may:

(i)	request a review upon written application to the Administrator;

(ii)	review pertinent documents; and

(iii)	submit issues and comments in writing.

A claimant must file such a request for review of a denied claim within a reasonable period of time, not to exceed 60 days (180 days for Disability claims) after receipt by the claimant of written notification of denial of a claim.
(d)    A decision by the Administrator shall be made promptly and shall not ordinarily be made later than 60 days (45 days for Disability claims) after the receipt by the Administrator of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days (90 days for Disability claims) after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. The decision on review shall be furnished to the claimant within the period of time described in this Section 7.4(d). If the decision on review is not furnished within such time, the claim shall be deemed denied on review.
VIII.    AMENDMENT OR TERMINATION

8.1	Amendment or Termination of the Plan
The Company reserves the power to amend or terminate the Plan at any time by action of the Committee, which may, but need not be ratified by the Board; provided, that no amendment or termination of the Plan may alter, impair or reduce any benefit of a Participant under the Plan to which such Participant may have previously become entitled prior to the effective date of such amendment or termination, without the written consent of such Participant, no amendment may be made that would contravene the amendment and termination provisions of AMIP II, the Bonus Plan or the Performance Share Plan, if applicable, and no amendment may increase the benefits payable to a Participant who is referred to in Section 162(m) of the Code unless AMIP II, the Bonus Plan or the Performance Share Plan, as the case may be, has first been amended to permit an increase, in accordance with the amendment provisions of AMIP II, the Bonus Plan or the Performance Share Plan, relating to stockholder approval.

8.2	Accounts After Termination
No further Units (or fractions thereof) shall be credited to any Account of any Participant after the date on which the Plan is terminated, except that (a) Accounts shall continue to be credited with additional Units (and fractions thereof) equal in value to dividends paid on an equivalent value of Common Stock, if any, in accordance with Section 3.3(c) until all benefits are distributed to a Participant or to the Participant’s beneficiaries, and (b) the distribution provisions of the Plan shall continue in effect as if the Plan had not been terminated. Accordingly, upon such termination of the Plan the benefits credited to the Accounts shall be payable in accordance with the elections made by the Participants and the distribution provisions of the Plan. In the event that the Committee and the Board properly terminate the Plan so that the time and form of payment are accelerated as a result of such termination, then the time and form of payment shall be in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).

IX.    SOURCE OF PAYMENTS; NATURE OF INTEREST

9.1	Trust
The Company has established a Trust that may be used to pay benefits arising under the Plan and costs, charges and expenses relating thereto. Funds deposited in the Trust shall remain the sole and exclusive property of the Company. To the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay them.

9.2	No Alienation
Except as the Committee determines is required by law or order of a court of competent jurisdiction, amounts credited to a Participant’s Accounts, and any rights or privileges pertaining thereto, may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process, and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, any person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.3	Unfunded Plan
The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Funds invested under the Plan, including amounts held in the Trust, shall continue for all purposes to be part of the general assets of the Company and available to the general creditors of the Company in the event of the Company’s bankruptcy (when the Company is involved in a pending proceeding under the Federal Bankruptcy Code) or insolvency (when the Company is unable to pay its debts as they mature). In the event of such bankruptcy or insolvency, the Company shall notify the Trustee in writing of such an occurrence promptly following the date Company obtains knowledge of such occurrence. No Participant or any other person shall have any interests in any particular assets of the Company by reason of the right to receive a benefit under the Plan, and to the extent a Participant or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make payments to the Participants in the future.

9.4	No Guaranty
Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that any funds in any trust or the assets of the Company will be sufficient to pay any benefit hereunder.

9.5	Transfers to the Trust
On the occurrence of a Change of Control, the Company shall transfer cash or property to the account or accounts maintained in the name of each affected Participant or Participants for the Plan under the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf of such Participant or Participants under the Plan, plus any applicable fees. The Company may also transfer cash or property to the accounts maintained for any Participant under the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable under the Plan at any time in the sole discretion of the Company. Thereafter, the Company may, and after a Change of Control it shall, for each Plan Year, transfer cash or property no later than 30 days after the end of the Plan Year in which the initial transfer occurs, and thereafter on each anniversary thereof, to such account or accounts maintained for the affected Participant or Participants under the Trust an amount equal to the additional benefit accrued under the terms of the Plan during and in relation to the most recent Plan Year then ended.

9.6	Unsecured General Creditor
Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or of the Trust. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets including any assets of the Trust shall be, and remain until paid, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall consist solely of an unfunded and unsecured promise to pay money in the future.
X.    GENERAL PROVISIONS

10.1	No Right of Employment
No Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment and continuance of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Subsidiary.

10.2	Incompetency
If any person who may be eligible to receive a benefit payment under the Plan has been declared incompetent and a conservator or other person legally charged with the care of such person or of the estate of such person has been appointed, any benefit payable under the Plan that the person is eligible to receive shall be paid to such conservator or other person legally charged with the care of the person or such person’s estate. Except as provided above, when the Administrator has determined that such a person is unable to manage such person’s affairs, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such Person and a complete discharge of any liability of the Company and the Plan therefor.

10.3	Corporate Changes
The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall continue after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VIII.

10.4	Addresses
Each Participant shall keep the Company informed of the Participant’s current address and the current address of the Participant’s Beneficiary. The Company shall not be obligated to search for any person.

10.5	Limitations on Liability
Notwithstanding any of the provisions of the Plan to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, any former Participant, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

10.6	Inspection
Each Participant shall receive a copy of the Plan and the Company will make available for inspection by any Participant or designated Beneficiary a copy of any rules and regulations that are used by the Company in administering the Plan.

10.7	Withholding
Any amounts payable pursuant to the Plan may be reduced by the amount of any federal, state or local taxes that the Company reasonably determines is required by law to be withheld with respect to such payments. In addition, any amount payable pursuant to the Plan may be reduced by any amount owed by the Participant to the Company or any Subsidiary if, and only to the extent, permitted under Code Section 409A.

10.8	Voting of Stock
Participants shall not be entitled to voting rights with respect to Units held in their Accounts.

10.9	Singular and Plural
Except when otherwise required by the context, any singular terminology shall include the plural.

10.10	Severability
If a provision of the Plan shall be held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.11	Discharge of Obligations
The payment of benefits under the Plan to a Participant or any Beneficiary shall fully and completely discharge the Company, the Administrator and the Committee from all further obligations under the Plan with respect to the Participant and any Beneficiary.

10.12	Governing Law
To the extent that it is not governed by United States federal law, the Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts of law rule or principle that might otherwise refer construction or interpretation of the Plan or a deferral election to the substantive law of another jurisdiction.

10.13	Successors
The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

10.14	No Assurance of Tax Consequences
Neither the Company nor the Board nor any other person guarantees or assures a Participant or Beneficiary of any particular federal or state income tax, payroll tax or other tax consequence of participation in the Plan. A Participant should consult with professional tax advisors regarding all questions related to the tax consequences of participation.

10.15	Code Section 409A
The Plan document is intended to comply with the requirements of Code Section 409A (including accompanying regulations and current IRS guidance) and conform to the current operation of the Plan. The terms of the Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with Code Section 409A and any official guidance issued thereunder.
THE TORO COMPANY

By:    /s/ Amy E. Dahl

Name: Amy E. Dahl

Title: Vice President, Human Resources